UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 8, 2005

CNL HOTELS & RESORTS, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	0-24097 (Commission File Number)	59-3396369 (IRS Employer Identification No.)
450 South Orange Avenue, Orlando, Florida 32801 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (407) 650-1000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 9, 2005, CNL Hotels & Resorts, Inc. (the “Company”) and CNL Hospitality Partners, LP (“CHP LP”), entered into the second amendment (the “Second Amendment”) to an existing $353.5 million secured loan (the “Senior Term Loan”) with an affiliate of Deutsche Bank. The Second Amendment was approved on March 8, 2005 by a majority of the members of the Senior Term Loan lender syndicate. The terms of the Second Amendment are retroactive to October 13, 2004, which is the original closing date of the Senior Term Loan. The Second Amendment (a) provides a waiver for the Company to refinance the debt related to one of its existing properties without applying excess proceeds to the Senior Term Loan principal balance, (b) modifies the definitions of "Cash Available for Distribution," "EBITDA," "FF&E Reserves" and "Maximum Leverage" to make certain clarifications, (c) modifies the definition of "Permitted Debt" to allow the Company and CHP LP to guarantee three wholly-owned taxable REIT subsidiary affiliate leases, and (d) modifies the transfer provisions to effect the merger of internal borrower party subsidiaries. Reference is made to the Form 8-K filed by the Company on November 4, 2004 for additional information regarding the original closing of the Senior Term Loan.

In August 2004, prior to entering into the Senior Term Loan, the Company obtained a secured loan from an affiliate of Deutsche Bank in the amount of $1.5 billion.  Reference is made to the Form 8-K filed by the Company on August 19, 2004 for additional information regarding that loan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNL HOTELS & RESORTS, INC.

Date: March 11, 2005	By:	/s/ Mark E. Patten

Title: Senior Vice President and Chief Accounting Officer